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                                                                    Exhibit 23.6

                       CONSENT OF BEAR, STEARNS & CO. INC.



June 29, 1999


Board of Directors
Honeywell Inc.
2701 Fourth Avenue South
Minneapolis, MN  55408

         Re: Registration Statement of AlliedSignal Inc. relating to the
             Agreement and Plan of Merger, dated June 4, 1999, among Honeywell Inc., AlliedSignal Inc., and Blossom Acquisition Corp., a wholly-owned subsidiary of AlliedSignal Inc.

Ladies and Gentlemen:

         We hereby consent to the reference to our opinion letter dated June 4, 1999 to the Board of Directors of Honeywell Inc. under the captions "Summary -- Opinions of Financial Advisors", "The Merger Transaction -- Background of the Merger", "The Merger Transaction -- Factors Considered by, and Recommendation of, the Board of Directors of Honeywell" and "Opinions of Financial Advisors -- Opinion of Financial Advisor to Honeywell" in, and to the inclusion of such opinion letter as Annex E to, the joint proxy statement and prospectus that is part of the above-referenced Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Bear, Stearns & Co. Inc.


                                             By:  /s/ Edward Rimland
                                                ------------------------
                                                  Managing Director